FOR IMMEDIATE RELEASE

Contacts
Jay Hutton	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
250.978.5051	investors@voicemobility.com

Voice Mobility Completes Exclusive Long Term Agreement with AVST for UC Cloud Technology

VANCOUVER, BRITISH COLUMBIA, CANADA – February 1, 2011 – Voice Mobility International, Inc. (NEX: VMY.H, Pink Sheets: VMII, and FWB: VMY) (“Voice Mobility”), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced the signing and closing of a 10 year license agreement (the “Agreement”) with Applied Voice & Speech Technologies, Inc. (“AVST”), whereby AVST obtained the exclusive use of Voice Mobility’s unified communications (“UC”) cloud technology, including all intellectual property related to the UCN250 unified communications as a service (“UCaaS”) platform (the “Technology”) in exchange for AVST issuing 4.5% of its outstanding equity in the form of preferred shares (the “Equity Share”). AVST is also required to issue a 1% Equity Share to Voice Mobility upon the five year anniversary of the Agreement.

AVST also has the right to purchase the Technology and Voice Mobility has the right to sell the Technology for the issuance of an additional 1% Equity Share and an additional 2.25% Equity Share subject to revenue milestones and 2.25% Equity Share subject to the execution of long-term distribution agreements by AVST. Assuming all of the performance conditions are met and AVST purchases the Technology, the overall consideration for the transaction is equal to 10% of the issued and outstanding shares of AVST.

Jay Hutton, CEO of Voice Mobility commented “We are very pleased to announce this deal as it strengthens the balance sheet of the Company and it is part of our plan to close several service provider acquisitions in the coming weeks and months. We are particularly pleased to have created a long-term equity partnership with a company we believe is one of the leaders in the unified communications marketplace”.

The UCN250 is a highly scalable and reliable Linux and SIP-based UCaaS platform that will be integrated into AVST’s UC solutions portfolio. The Technology provides a public cloud-based UC offering and rounds out AVST’s industry leading premise-based UC solutions.

According to AVST’s President & CEO, Hardy Myers, “It has been our intention for several years to deliver solutions that include cloud computing as part of our product strategy. The UCN 250 UCaaS platform is a strong compliment to our existing unified communications portfolio, which was further bolstered by our acquisition of Active Voice in April 2010. Our strategy has always been to provide customers with best of breed unified communications solutions that improve productivity, support mobility and transform business processes”. AVST’s highly interoperable UC solutions include unified messaging, personal assistant, speech, fax and notification capabilities as well as its UCConnect® open development framework for the integration communications with business processes.

Jay Hutton, commented further, “This partnership is intended to bring together industry leading technologies to ultimately improve the way companies communicate and collaborate. We believe that our technology is a natural fit for AVST and the combination of the two company’s solutions brings to market a complete solution set for AVST from premise-based to the public cloud. Now that this transaction has been completed, we look forward to working closely with AVST to create a secure, mobile-centric UC services portfolio for Voice Mobility’s customers.”

About Voice Mobility

Voice Mobility develops and markets its unified communications product line to enterprise, campus and hosted customers. Its product line includes highly scalable Voicemail, Unified Communication, Fax Service, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like Emergency Event Notification, Mobile Client functionality, Presence, Speech applications and Desktop integration with industry leading software providers. Migration options are available allowing the transfer of messages and data from legacy OCTel® messaging servers. For more information, visit www.voicemobility.com.

About AVST

AVST is a leading developer of Unified Communications solutions with over 15 million users relying on its products and services to maximize their productivity. AVST is solely focused on delivering communications solutions that increase individual, group and enterprise productivity. Its flagship UC platform, CallXpress®, offers interoperability, scalability and resiliency while delivering advanced call processing, voicemail, unified messaging, personal assistant, fax, speech and notification capabilities. With CallXpress, an organization can protect and extend its existing IT and telephony infrastructure investments — now and into the future.

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS
THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS
RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

Disclaimer for Forward Looking Statements
Certain statements in this release are forward-looking statements, which reflect the expectations of management and their business plan including the statement that Voice Mobility’s plan is to close several service provider acquisitions in the coming weeks and months. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Voice Mobility will obtain from them. These forward-looking statements reflect management’s current views and are based on certain expectations, estimates and assumptions which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) the inability of AVST to integrate Voice Mobility’s technology into their product line, (2) the inability of Voice Mobility to complete future acquisitions, (3) general economic and business conditions, (4) the inability of AVST or Voice Mobility to protect their proprietary technology, (5) the Company’s financial condition, and (6) certain assumptions Voice Mobility has made about the ability of the Technology to integrate with the technology of AVST, the business conditions, and the ability of its management to fulfill its business plan not being accurate. These forward-looking statements are made as of the date of this news release and, except as required by law, Voice Mobility assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements.